Exhibit 99.1

Press Release

For immediate release: January 24, 2011

SOURCE: MidCarolina Financial Corporation

Contacts:	Charles T. Canaday, Jr.	Chris Redcay
	President and CEO	Sr Vice President and CFO
	336-538-1600	336-538-1600

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces

4th Quarter Results

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported total assets of $531.2 million at December 31, 2010. Total loans, net of mortgage loans held-for-sale, were $399.8 million at December 31, 2010. Deposit totals at the end of the year were $465.9 million.

For the twelve month period ended December 31, 2010, net income available to common shareholders was $613,000, compared to $2.0 million reported for the same period in 2009. Diluted earnings per common share were $0.12 for the twelve months of 2010, compared to $0.40 for the twelve months ended December 31, 2009.

MidCarolina reported net income available to common shareholders of $50,000 for the quarter ended December 31, 2010, compared to net income available to common shareholders of $167,000 reported for the fourth quarter of 2009. Diluted net earnings per common share were $0.01 for the fourth quarter of 2010, compared to diluted net earnings per common share of $0.03 in 2009.

Commenting on these results, Charles T. Canaday, Jr., President and CEO, said, “The year 2010 has been a challenging year for the economy and the financial services industry, and we have maintained a level of profitability in that environment. As conditions in our markets improve we look forward to taking advantage of that improvement. As a conservative reflection of the economic uncertainty confronting our markets, our fourth quarter 2010 provision for loan losses (a non-cash charge to earnings) was $1.4 million. For the twelve months ended December 31, 2010, we increased our provision for loan losses from $4.5 million in 2009 to $6.4 million in 2010. This increase of $1.9 million is noteworthy, as it exceeded our reduction in earnings of $1.3 million for the year. In addition to closely managing the Bank’s loan quality our continued efforts to expand our customer base are meeting with success as commercial and retail businesses continue to choose MidCarolina as their financial partner.”

Commenting on the proposed merger between MidCarolina and American National Bankshares, Inc. announced in December 2010, Mr. Canaday went on to say “There are a lot of positive aspects to American National and MidCarolina joining together. We bring a great team of experienced bankers with a proven history of growing market share in our communities.”

MidCarolina Bank is a wholly-owned subsidiary of MidCarolina Financial Corporation. The Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham, Greensboro and Mebane, North Carolina. The Bank also provides access to personalized full brokerage services through a third party registered broker dealer for stocks, bonds and mutual funds and an array of insurance products.

MidCarolina Bank is insured by the FDIC, is an equal housing lender and an equal opportunity employer.

Merger with American National Bankshares, Inc.

On December 16, 2010, MidCarolina announced the signing of an agreement which calls for it to merge with a subsidiary of American National Bankshares, Inc. in an all stock transaction. In connection with the proposed transaction, American National will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of American National stock to be issued to the shareholders of MidCarolina. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of American National and MidCarolina seeking the requisite approvals under the merger Agreement. In addition, each of American National and MidCarolina may file other relevant documents concerning the proposed transaction with the SEC.

AMERICAN NATIONAL AND MIDCAROLINA URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICAN NATIONAL, MIDCAROLINA AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents, when they become available, through the website maintained by the SEC at www.sec.gov. Free copies of the joint proxy statement/prospectus, when it becomes available, also may be obtained by directing a request by telephone or mail to American National Bankshares Inc., 628 Main Street, Danville, Virginia 24541, Attention: Investor Relations (telephone: (434) 792-5111) or MidCarolina Financial Corporation, 3101 South Church Street, Burlington, North Carolina 27216, Attention: Investor Relations (telephone: (336) 538-1600) or by accessing American National’s website at www.amnb.com under “Investments” or MidCarolina’s website at www.midcarolinabank.com under “Investor Relations.” The information on American National’s and MidCarolina’s websites is not, and shall not be deemed to be, a part of this report or incorporated into other filings either company makes with the SEC.

American National and MidCarolina and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of American National and/or MidCarolina in connection with the merger. Information about the directors and executive officers of American National is set forth in the proxy statement for American National’s 2010 annual meeting of shareholders filed with the SEC on April 2, 2010. Information about the directors and executive officers of MidCarolina is set forth in the proxy statement for MidCarolina’s 2010 annual meeting of shareholders filed with the SEC on April 23, 2010. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

Disclaimer Regarding “Forward Looking Statements”

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov or through our Internet website at www.midcarolinabank.com. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. These include statements as to the anticipated benefits of the proposed merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Factors that could influence the accuracy of forward looking statements regarding the proposed merger include, but are not limited to: (1) our and/or American National’s businesses may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; and (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected. Other factors that could influence the accuracy of those and all other forward-looking statements in this press release include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans),(d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended December 31,
	2010	2009	% Change
	(Unaudited)	(Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$6,157	$6,796	-9.4%
Interest expense	1,707	2,294	-25.6%

Net interest income	4,450	4,502	-1.2%

Provision for loan losses	1,400	1,570	-10.8%

Net interest income after provision for loan losses	3,050	2,932	4.0%

Noninterest income	773	728	6.2%
Impairment of investment securities	—	(18)	-100.0%

Noninterest expense	3,922	3,424	14.5%

Income before income tax expense	(99)	218	-145.4%
Provision for income taxes	(200)	(53)	277.4%

Net income	101	271	-62.7%
Dividends on preferred stock	(51)	(104)	-51.0%

Net income available to common shareholders	$50	$167	-70.1%

PER SHARE DATA
Earnings per common share, basic	$0.01	$0.03	-66.7%
Earnings per common share, diluted	0.01	0.03	-66.7%

Shares outstanding, basic	4,927,828	4,927,828
Shares outstanding, diluted	4,927,828	4,928,091

	For the Twelve Months Ended December 31,
	2010	2009	% Change
	(Unaudited)	(Derived from Audited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$25,726	$27,583	-6.7%
Interest expense	8,115	10,440	-22.3%

Net interest income	17,611	17,143	2.7%
Provision for loan losses	6,418	4,455	44.1%

Net interest income after provision for loan losses	11,193	12,688	-11.8%

Noninterest income	2,688	2,935	-8.4%
Impairment of investment securities	(29)	(148)	-80.4%

Noninterest expense	12,889	12,281	5.0%

Income before income tax expense	963	3,194	-69.9%
Provision for income taxes	(14)	818	-101.7%

Net income	977	2,376	-58.9%
Dividends on preferred stock	(364)	(417)	-12.7%

Net income available to common shareholders	$613	$1,959	-68.7%

PER SHARE DATA
Earnings per common share, basic	$0.12	$0.40
Earnings per common share, diluted	0.12	0.40

Shares outstanding, basic	4,927,828	4,927,828
Shares outstanding, diluted	4,927,828	4,930,310

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.18%	0.43%
Return on average common equity	1.70%	5.80%
Net yield on average earning assets	3.34%	3.27%
Allowance for loan losses as a percentage of total loans, end of period	2.31%	1.67%
Non-performing assets as a percentage of total assets, end of period	2.66%	1.89%
Ratio of net charge-offs to average loans outstanding	1.07%	0.63%
Total risk based capital ratio	13.04%	11.93%
Total tier 1 risk based capital ratio	11.78%	10.67%
Leverage ratio	9.03%	8.79%
Equity to assets ratio	7.61%	7.43%

	As of December 31,
	2010	2009	% Change
	(Unaudited)	(Derived from Audited)
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$399,829	$438,087	-8.7%
Allowance for loan losses	9,226	7,307	26.3%
Loans, net of allowance for loan losses	390,603	430,780	-9.3%
Securities, available for sale	90,152	70,719	27.5%
Total Assets	531,200	541,004	-1.8%
Deposits:
Noninterest-bearing deposits	38,951	41,655	-6.5%
Interest-bearing demand and savings	242,141	153,105	58.2%
CD’s and other time deposits	184,781	270,260	-31.6%
Total deposits	465,873	465,020	0.2%
Short term debt	—	520
Long term debt	23,784	33,764	-29.6%
Total interest-bearing liabilities	450,706	457,649	-1.5%
Shareholders’ common equity	35,605	35,366	0.7%
Shareholders’ preferred equity	4,819	4,819	0.0%
Shareholders’ equity	40,424	40,185	0.6%